Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is dated as of Sept. 12, 2006, by and between TANOX, INC. (the “Company”) and NANCY T. CHANG, PhD. (“Dr. Chang”);

W I T N E S S E T H:

WHEREAS, Dr. Chang had been the Company’s President and Chief Executive Officer until February 1, 2006 when she became non-executive chairman; and

WHEREAS, the Company recognizes Dr. Chang’s role as founder and CEO since inception of the Company; and

WHEREAS, the Company and Dr. Chang are desirous of establishing the financial and other terms of Dr. Chang’s transition from the Company as a Chief Executive Officer and of Dr. Chang’s non-executive employment and possible future consulting relationship with the Company;

NOW, THEREFORE, for and in consideration of the compensation to be paid Dr. Chang under this Agreement and the mutual promises, covenants and undertakings contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the Company and Dr. Chang agree as follows:

1. Resignation as Officer. Dr. Chang has resigned her position as President and Chief Executive Officer of the Company as well as any other offices, positions or directorships she holds with the Company and its affiliates (other than her position as a director on the Board of Directors of the Company (the “Board”)), effective as of February 1, 2006. Effective February 1, 2006, Dr. Chang has provided and shall provide services to the Company, in accordance with Paragraph 2 of this Agreement.

2. Employment/Consulting Arrangement.

(a) Services Period. The Company hereby engages Dr. Chang, to serve as non-executive Chairman and to provide advice and consulting services during the period commencing February 1, 2006 and ending January 31, 2010, provided that commencing on February 1, 2010 and on each subsequent February 1, such period shall be automatically extended for a period of one year unless either party gives written notice to the contrary at least 6 months prior to any extension date, and further provided that such period may be earlier terminated as provided herein (the “Services Period”). The Services Period will terminate immediately upon Dr. Chang’s death or resignation, or, at the election of the Company, (i) if Dr. Chang materially breaches any of her material obligations under this Agreement and such material breach is not cured within a period of 30 days after written notice from the Company to Dr. Chang specifying the breach, (ii) upon written notice to Dr. Chang in the event Dr. Chang accepts other employment or a consulting arrangement (inclusive of service on corporate boards) that cumulatively impairs, as determined in good faith by the Board, Dr. Chang’s ability to serve the interests of the Company 30 days after notice thereof to Dr. Chang and her failure to terminate such arrangement, or (iii) upon written notice to Dr. Chang for any reason or no reason at all as of the date of such notice or such other date as may be indicated therein; provided that, in the case of (ii) or (iii), Dr. Chang will continue to be paid the cash compensation specified in Section 3(a) at the same time and in the same manner as if the Services Period had not terminated prior to January 31, 2010; provided that (A) if

Dr. Chang is a “specified employee” within the meaning of Section 409A (as defined in Section 3(j)) such installment payments shall be delayed as necessary to ensure that they are made no earlier than six months following Dr. Chang’s “separation from service” with the Company within the meaning of Section 409A, and (B) Dr. Chang executes and delivers to the Company a separation agreement, which agreement includes a release of claims against, and a covenant to refrain from making any oral or written statements that are derogatory, disparaging, slanderous, libelous or defamatory about, the Company and its directors, officers, employees, suppliers, customers and affiliates, in a form reasonably acceptable to the Company and to Dr. Chang, and allows the same to become binding. In addition, if the Services Period is terminated pursuant to clause (iii) of Section 2(a) above, any Options (as defined below) shall continue to become vested and exercisable in the same manner as if the Services Period had not been so terminated. Except as provided in this Section 2(a), the Company shall not have any right to terminate the Services Period prior to February 1, 2010. Initially, Dr. Chang will be performing services under this Agreement as an employee of the Company. Dr. Chang may, in her discretion, convert her relationship with the Company from an employment relationship to a consulting relationship at any time during the Services Period by written notice to the Company (“Conversion Notice”) of her election to terminate her employment relationship with the Company and continue her Services relationship with the Company under this Agreement as an independent contractor effective as of a date (the “Conversion Date”) specified in the Conversion Notice that is at least 15 days after the date of the Conversion Notice. In no event will conversion of Dr. Chang’s relationship with the Company from an employment relationship to a consulting relationship as contemplated by the preceding sentence be considered a resignation terminating the Services Period. The period during the Services Period prior to the Conversion Date is referred to as the “Employment Period” and the period during the Services Period commencing on the Conversion Date is referred to as the “Consulting Period.”

(b) Extent of Services. During the Services Period, Dr. Chang shall provide advice and consulting services to the Company as to such strategic initiatives and special projects, and such other services as may be requested by the Board and shall perform the duties consistent with her role as non-executive Chairman. It is contemplated that during the Services Period Dr. Chang would, to the extent requested by the Board, provide advice or assistance with respect to strategy development, identifying and evaluating business development and strategic opportunities (including licensing and mergers and acquisitions), investor relations and raising capital, the development of opportunities for manufacturing joint ventures (particularly in Asia) and in setting priorities in furthering pipeline development efforts. During the Services Period Dr. Chang shall carry out her duties under this Agreement under the direction of the Board.

(c) Confidential Information. Dr. Chang recognizes and acknowledges that in her past executive capacity she has had and during the Services Period she will have access to Confidential Information (as hereinafter defined) of the Company, its collaborators and third parties with which the Company has established a relationship of confidentiality, and that such information is a valuable, special and unique asset of the Company or such collaborators or third parties. Therefore, as part of this Agreement, Dr. Chang agrees that she will not, during or for a period of one year after the term of the Services Period, disclose any Confidential Information she obtains from the Company, as well as Confidential Information developed as a result of services rendered hereunder, to any person, firm, corporation or other entity for any improper reason or purpose nor use any such Confidential Information for any purpose other than those contemplated by this Agreement without the prior express written consent of the Company. As used in this Agreement, the term “Confidential Information” will mean any and all confidential information provided by the Company to Dr. Chang in the course of her prior and future services to the Company, as well as Confidential Information developed as a result of services rendered hereunder. Confidential Information includes, but is not limited to, confidential information about compounds, compositions, formulation techniques, analytical methodology, clinical trial designs and results, product development strategy and timelines, safety and efficacy data, testing data, processes and procedures, equipment, facilities designs and capabilities, research efforts, marketing research and plans, financial data and projections, know-how, trade secrets, inventions (whether or not patentable), ideas and other information of a technical, scientific, strategic, legal or economic nature, relating to the future, present or past business, operations, plans or assets of the Company, its collaborators or third parties with which the Company has established a relationship of confidentiality, which information has been or is provided by the Company to Dr. Chang during the course of Dr. Chang’s prior or future services to the Company, or are generated or identified by Dr. Chang in connection with her services hereunder; provided, however, that Confidential Information will not include the following;

(1) information that at the time of disclosure to Dr. Chang is in the public domain, or information that later becomes part of the public domain through no act or omission of Dr. Chang in breach of her obligations hereunder;

(2) information received by Dr. Chang from a third party who did not acquire such information on a confidential basis, either directly or indirectly, from the Company and is not under a confidentiality agreement with the Company.

(3) information which Dr. Chang is compelled to disclose by operation of law.

In the event that Dr. Chang is requested by subpoena, civil investigation demand or similar process to disclose any Confidential Information of the Company, she will provide prompt notice of such potential disclosure to the Company so that an appropriate protective order may be sought or a waiver of compliance with the provisions of this Agreement may be granted. If, in the absence of a protective order or the receipt of a waiver hereunder, Dr. Chang is nonetheless legally required to disclose Confidential Information, then in such event Dr. Chang may disclose such information without liability hereunder, provided that the Company has been given such opportunity as may be reasonable under the circumstances to review the text of such disclosure before it is made. The obligations of this Paragraph 2(c) will survive termination of Dr. Chang’s services under this Agreement for a period of one year.

(d) Noncompetition. Dr. Chang agrees that to protect the Company’s Confidential Information, it is necessary to enter into the following restrictive covenants which are ancillary to the enforceable promises between the Company and Dr. Chang in Paragraph 2(c). Dr. Chang acknowledges that the field of pharmaceutical research, development, and sales in which the Company is engaged is very competitive. Dr. Chang further acknowledges that the Company’s field of operations is global, and the Company has competitors and/or potential competitors throughout the world. Thus, the covenants in this Paragraph 2(d) are intended to be worldwide restrictions. Accordingly, Dr. Chang hereby agrees that, to protect the Company’s Confidential Information, during the greater of the Services Period or the period ending one year after the Services Period hereof (the “Restrictive Period”), she will not be engaged, directly or indirectly, as an executive, consultant or an employee of an enterprise in the business of researching, inventing, manufacturing, marketing, selling or developing products that are directly competitive with those the Company was researching, developing or selling (including Xolair®) as of February 1, 2006 (collectively “Company Products”) if Dr. Chang possesses Confidential Information that could be used to materially enhance the development or marketing of such products. For this purpose, a product shall be considered directly competitive with a Company Product only if it is an antibody product developed or marketed for use in treating the same disease or condition for which a Company Product has been developed or marketed that addresses the same biological or pharmacological target. Dr. Chang hereby agrees that during the Restrictive Period she will not take any action intended to induce any employee of the Company other than Leigh Billa to terminate his or her employment with the Company. The obligations of this Paragraph 2(d) for the period specified above will survive termination of Dr. Chang’s services under this Agreement for one year.

During the Restrictive Period, Dr. Chang shall provide the Company with written notice and obtain Board approval (which will not be unreasonably withheld) prior to engaging in any activity, as an employee, consultant or in any capacity, on Dr. Chang’s behalf or for any person, association, or entity, that a reasonable person would view as being directly competitive (as defined in the immediately preceding paragraph) with the business of the Company.

Dr. Chang agrees that the restrictions stated in this provision are reasonably required to protect the good will and other legitimate business interests of the Company, given the Confidential Information (as defined above) of the Company that she possesses and shall possess in the future as a result of her service under this Agreement. In addition, the restrictions are narrowly tailored such that they are no greater than necessary to protect the good will and other legitimate business interests of the Company.

(e) Compliance With Company’s Code of Business Conduct and Company Policies. During the Services Period Dr. Chang will comply with the Company’s Code of Business Conduct and, during the Employment Period, will comply with the provisions of the Company’s Employee Handbook that are not in conflict with the term hereof.

3. Compensation and Benefits.

(a) Base Compensation. The Company agrees to pay Dr. Chang for the services provided under this Agreement compensation at the following annual rates for each 12-month period commencing on February 1, 2006 during the Services Period under this Agreement, payable periodically in installments in accordance with the Company’s regular payroll practices:

$465,047 for the period February 1, 2006 through January 31, 2007;

$348,785 for the period February 1, 2007 through January 31, 2008;

$232,523 for the period February 1, 2008 through January 31, 2009; and

$232,523 for the period February 1, 2009 through January 31, 2010

$232,523 for each year Dr. Chang is employed subsequent to January 31, 2010, or such rate as may be agreed upon by the parties.

(b) Performance Bonus. Dr. Chang will be eligible for an annual performance bonus during each of the four years that commence on February 1 during the Services Period, subject to the achievement of Company performance goals established by the full Board. The amount of any such performance bonus, for a target level of Company performance, will be equal to forty percent (40%) of the amount of Dr. Chang’s base compensation identified in Paragraph 3(a) for the applicable year. The full Board shall determine the extent to which the applicable Company performance goals have been achieved and the amount payable to Dr. Chang under any performance bonus based upon such performance. Any performance goals established for purposes of this Section 3(b) shall be based on Company-wide performance only and shall be as favorable, and applied in the same manner, as any performance goals applied for purposes of determining performance bonuses of the Company’s senior executives.

(c) Stock Options. On or as soon as practicable following the date on which this Agreement is actually executed, the Company will grant Dr. Chang an option (the “2006 Option”), pursuant to the Company’s 1997 Stock Plan, to purchase an aggregate of 80,000 shares of the Company’s Common Stock, $.01 par value per share, at an exercise price equal to the fair market value of such shares as of the date of such grant and otherwise on substantially the same terms and conditions as the option evidenced by the Non-Qualified Stock Option Agreement dated February 16, 2005 between the Company and Dr. Chang, except that (1) the terms of the 2006 Option shall specify that the 2006

Option, to the extent that it shall have become exercisable during the Employment Period, shall remain exercisable throughout the Consulting Period; and (2) all such options shall vest upon a change of control. The 2006 Option and all other options to purchase Company stock previously granted to Dr. Chang (collectively, the “Options”) shall continue to be and become exercisable in accordance with the terms of the agreements (the “Option Agreements”) evidencing such Options and Dr. Chang will continue to be able to exercise each such Option in accordance with the terms of the applicable Option Agreement until the earlier of (1) the expiration of the general term of the Option as set forth in the applicable Option Agreement (prior to the amendment thereto to comply with this Section 3(c)) or (2) the later of the 15th day of the third month following the date at which, or December 31 of the calendar year in which, such Option would otherwise have ceased to be exercisable in accordance with the terms of the Option Agreement. Although the period during which vested Options may be exercised may be extended pursuant to this Paragraph 3(c), nothing in this Paragraph 3(c) shall be construed to mean that the vesting or exercisability of any Options will be accelerated. The provision of any option with respect to vesting or the first date upon which the option is exercisable shall be appropriately amended from time to time as necessary so that such provision is at least as favorable as those contained in any future change of control agreement made available to others or in the employment agreement of any member of senior management.

(d) Medical Insurance. The Company will use its reasonable best efforts to treat Dr. Chang as an eligible employee of the Company during the Employment Period for purposes of her participation in group medical and dental plans maintained by the

Company. Once Dr. Chang ceases to be or be treated as an eligible employee for purposes of her-participation in group medical or dental plans maintained by the Company, Dr. Chang shall be permitted to elect to continue her coverage under the group medical and dental plans maintained by the Company to the extent required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) at the expense of the Company. During the Services Period the premiums charged Dr. Chang for her participation in group medical and dental plans maintained by the Company shall be the premiums charged active employees for the same coverage. After the Services Period, to the extent possible, Dr. Chang shall be permitted to continue her coverage under group medical and dental plans at the Company’s expense.

(e) Employee Benefit Plans. During the Employment Period Dr. Chang will participate in the Company’s section 401(k) retirement plan in accordance with its terms. To the extent permitted under the terms of such plans, during the Employment Period Dr. Chang will be eligible to participate in welfare benefit plans (as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended).

(f) Office and Administrative Support. During the Services Period, the Company (at the Company’s sole cost and expense) will provide Dr. Chang with executive office space, customary office equipment and reasonable information technology resources both at the Company’s offices and outside of the Company’s offices at a location selected by Dr. Chang and reasonably acceptable to the Company, paid parking in close proximity to such office space, and secretarial assistance. During the first two years of the Services Period, Dr. Chang will be entitled to use of a Company owned or leased automobile or, at the Company’s election, reimbursement for costs incurred in connection with the use and ownership or lease of an automobile of substantially the same quality and on substantially the same terms as provided to Dr. Chang during her employment with the Company as its President and Chief Executive Officer.

(g) Expenses. Dr. Chang will be entitled to reimbursement from the Company for reasonable business and travel expenses that are incurred in connection with the performance of her duties under this Agreement. Without limiting the foregoing, Dr. Chang will be entitled to reimbursement for all reasonable expenses incurred in connection with her attending one or more industry or scientific conferences (or courses) during the Services Period, subject to a maximum reimbursement of $15,000 per year (inclusive of tuition, travel and hotel).

(h) Paid Time Off Fringe Benefits and Perquisites. During the Employment Period, Dr. Chang shall be entitled to receive vacation and other paid time off days in accordance with the Company’s then existing policies. Except as expressly provided in this Agreement, Dr. Chang shall not be entitled to receive any fringe benefits or perquisites during the Services Period.

(i) Change in Control. If a Change in Control occurs during the Services Period, upon the occurrence of such Change in Control, the Services Period shall automatically terminate, after executing and delivering a release of claims as described in section 2(a)(B), Dr. Chang shall be entitled to receive Severance Benefits (hereafter defined) on the 60th day after her “separation from service” (within the meaning of Section 409A) with the Company (or its successor) and its affiliates (unless she is a “specified employee” within the meaning of Section 409A, in which case the reference to “60th day” shall be deemed to state “on the date that is six months”). The term “Severance Benefits” means a lump sum amount equal to the sum of (i) the scheduled base compensation described in Section 3(a) above that would have been payable after the date of the Change in Control if the Services Period had continued through January 31, 2010, (ii) the annual performance bonuses described in Section 3(b) above that would have been payable after the date of the Change in Control if the Services Period had continued through January 31, 2010 and performance during all periods had been at the target level of performance, (iii) an amount equal to the total premium payments required to maintain the COBRA Coverage for the longest period after the date of the Change in Control permitted under COBRA (but in no event longer than 18 months after the date of the Change in Control), and (iv) any other accrued and unpaid compensation or reimbursements.

For purposes of this Agreement, the term “Section 409A” means section 409A of the Internal Revenue Code of 1986, as amended and the written guidance thereunder issued by the Internal Revenue Service and the Department of Treasury.

For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred on the date that one or more of the following occurs: (i) Individuals who, on the date hereof, constitute the entire Board of Directors of the Company (“Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the then Incumbent Directors shall be considered as though such individual was an Incumbent Director, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest, as such terms are used in Rule 14a-l1 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person (as defined below) other than the Board; (ii) the stockholders of the Company shall approve (l) any merger, consolidation or recapitalization of the Company (or, if the capital stock of the Company is affected, any subsidiary of the Company), or any sale, lease, or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company (each of the foregoing being an “Acquisition Transaction”) where (a) the stockholders of the Company immediately prior to such Acquisition Transaction would not immediately after such Acquisition Transaction beneficially own, directly or indirectly, shares or other ownership interests representing in the aggregate fifty one percent (51%) or more of (I) the then outstanding common stock or other equity interests of the corporation or other entity surviving or resulting from such merger, consolidation or recapitalization or acquiring such assets of the Company, as the case may be (the “Surviving Entity”) (or of its ultimate parent corporation or other entity, if any), and (II) the Combined Voting Power of the then outstanding Voting Securities of the Surviving Entity (or of its ultimate parent corporation or other entity, if any) or (b) the Incumbent Directors at the time of the initial approval of such Acquisition Transaction would not immediately after such Acquisition Transaction constitute a majority of the Board of Directors, or similar managing group, of the Surviving Entity (or of its ultimate parent corporation or other entity, if any), or (2) any plan or proposal for the liquidation or dissolution of the Company; or (iii) any Person other than Nancy T. Chang or Tse Wen Chang shall be or become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate more than forty percent (40%) of either (1) the then outstanding shares of Common Stock or (2) the Combined Voting Power of all then outstanding Voting Securities of the Company; provided, however, that notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this Subsection (iii): (A) solely as a result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities outstanding, increases (I) the proportionate number of shares of Common Stock beneficially owned by any Person to more than forty percent (40%) of the Common Stock then outstanding, or (II) the proportionate voting power represented by the Voting Securities beneficially owned by any Person to more than forty percent (40%) of the Combined Voting Power of all then outstanding Voting Securities; or (B) solely as a result of an acquisition of securities directly from the Company except for any conversion of a security that was not acquired directly from the Company, (C) provided, further, that if any Person referred to in paragraph (A) or (B) of this Subsection (iii) shall thereafter become the beneficial owner of any additional Common Stock or other Voting Securities of the Company (other than pursuant to a stock split, stock dividend or similar transaction), then a Change in Control shall be deemed to have occurred for purposes of this Subsection (iii).

For purposes of the definition of “Change in Control”:

“Affiliate” shall mean, as to a specified Person, another Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person, within the meaning of such terms as used in Rule 405 under the Securities Act of 1933, as amended, or any successor rule.

“Combined Voting Power” shall mean the aggregate votes entitled to be cast generally in the election of the Board of Directors, or similar managing group, of a corporation or other entity by holders of then outstanding Voting Securities of such corporation or other entity.

“Person” shall mean any individual, entity (including, without limitation, any corporation, partnership, trust, joint venture, association or governmental body) or group (as defined in Sections 14(d)(3) or 15(d)(2) of the Exchange Act and the rules and regulations thereunder); provided, however, that Person shall not include the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its majority-owned subsidiaries or any entity organized, appointed or established by the Company or such subsidiaries for or pursuant to the terms of any such plan.

“Voting Securities” shall mean all securities of a corporation or other entity having the right under ordinary circumstances to vote in an election of the board of directors, or similar managing group, of such corporation or other entity.

The terms of the foregoing paragraph (j) to the extent permitted by Section 409A shall be modified from time to time so that they are as favorable as comparable provisions applicable to the CEO or any other senior officer of the Company.

(j) Services as a Director. For so long as Dr. Chang is receiving compensation hereunder, she shall not be entitled to any additional compensation, fees or equity for her service on the Board of Directors of the Company, including as Chairman. Dr. Chang acknowledges that the Tanox, Inc. 2000 Non-Employee Directors’ Stock

Option Plan shall be amended to provide that non-employee directors who are receiving compensation for services as consultants to the Company shall not be eligible to receive grants of stock options under such plan.

4. General.

(a) Notices. Any notice required or permitted to be given under this Agreement will be sufficient if in writing and sent by registered mail to her residence address, in the case of Dr. Chang, or to its principal office, in the case of the Company, addressed to the attention of the President.

(b) No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

(c) Successor Obligations and Assignment. The rights and obligations of the Company under this Agreement will inure to the benefit of and be binding upon the successors and assigns of the Company. Specifically, but not by way of limitation, in the event of the merger of the Company with another institution, the merged entity will be bound by the terms of this Agreement as if it had entered into this Agreement initially, and such merged entity will be substituted for the Company as its successor for all purposes throughout this Agreement hereof, other than Section 2(d) which for purposes of which the term Company shall only refer to the business of Tanox as in effect on the date of such Agreement. Dr. Chang cannot assign any of her rights, benefits or obligations under this Agreement, except for any assignment of any of the rights to receive payments and benefits hereunder in connection with family financial planning by

Dr. Chang, which assignment shall be subject to the prior written consent of the Company, which consent will not be unreasonably withheld. Dr. Chang’s rights and benefits under this Agreement will not be subject to involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the Company. Notwithstanding the foregoing, following the Conversion Date (if any), Dr. Chang may assign her rights and obligations under this Agreement to a corporation or limited liability company owned and controlled by her; provided that all services shall be performed on behalf of such corporation or company by Dr. Chang, and no such assignment shall relieve Dr. Chang from personal responsibility and liability for her covenants and obligations hereunder.

(d) Amendment. This Agreement may not be modified or any provision hereof waived or amended except by an agreement in writing executed by both the Company and Dr. Chang.

(e) Governing Laws. This Agreement will be subject to and governed by the laws of the State of Texas without regard to any laws relating to choice or conflicts of laws.

(f) Withholding of Taxes. The Company may withhold from any compensation, payments or benefits under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

(g) Headings. The Paragraph headings have been inserted for purposes of convenience and will not be used for interpretive purposes.

(h) Severability. If, as the result of the determination of a court of competent jurisdiction, it is determined that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision will not affect the validity or enforceability of any other provision of this Agreement, and all other provisions will remain in full force and effect.

(i) Entire Agreement. Except as otherwise specified in this Paragraph 5(i), this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the employment relationship between the Company and Dr. Chang, the termination of such employment relationship upon the expiration of the Employment Period and the termination of her consulting relationship with the Company upon the expiration of the Consulting Period. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to the employment relationship, the separation thereof, or the consulting relationship between the Company and Dr. Chang, which is not contained in this Agreement, will be valid or binding. Without limiting the foregoing, this Agreement replaces, and constitutes a full and complete accord and satisfaction as to any previous or existing employment agreement between the Company and Dr. Chang (whether oral or written). However, this Agreement does not supersede any prior confidentiality duties Dr. Chang owes to the Company (whether under written agreements, Company policies, applicable law, or other means), but is in addition thereto, and any such prior confidentiality duties continue unabated.

(j) If a dispute arises out of or related to this Agreement and the dispute cannot be settled through direct discussions, the Company and Dr. Chang agree that they will first endeavor to settle the dispute in an amicable fashion through the use of a mediator. The mediator will be mutually agreed to by the parties and each party will pay an equal share of the cost of such mediator. If such efforts fail to resolve the dispute, then any and all claims, demands, causes of action, disputes, controversies and other matters in question arising out of or relating to this Agreement, any of its provisions, or the employment relationship or the separation of the employment relationship, between the parties, whether sounding in contract, tort or otherwise, whether provided by statute or the common law, for damages or any other relief (all of which are referred to herein for purposes of Paragraph 5(j) as “Disputes”), will be resolved by binding arbitration. The demand for arbitration will be made within a reasonable period of time after the Dispute has arisen and prior to the time such Dispute would be barred by the applicable statute of limitations for legal or equitable proceedings. The arbitration proceeding will be conducted in Houston, Texas, by a panel of three arbitrators. Each party will select one arbitrator, and the two selected arbitrators will select the third arbitrator. If for any reason, all three arbitrators are not selected pursuant to the foregoing process, the American Arbitration Association will select the arbitrator(s) necessary to complete the panel. The enforcement of this agreement to arbitrate, the validity, construction and interpretation of this agreement to arbitrate will be governed by the Federal Arbitration Act and the Commercial Arbitration Rules then in effect with the American Arbitration Association.

(k) The Company shall reimburse Dr. Chang for her legal costs and expenses in connection with the preparation and negotiation of this Agreement, subject to review and approval by the audit committee of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts each of which constitute the original on the 12th day of September, 2006.

TANOX, INC.

By:	/s/ Julia R. Brown
Name:	Julia R. Brown
Title:	Tanox Board of Directors
Compensation Committee Chair

By:	/s/ Gary E. Frashier
Name:	Gary E. Frashier
Title:	Member, Tanox Board of Directors

/s/ Nancy T. Chang
Nancy T. Chang, Ph.D.